Exhibit 10.21

MIRANT SERVICES

SUPPLEMENTAL BENEFIT (SAVINGS) PLAN

MIRANT SERVICES

SUPPLEMENTAL BENEFIT (SAVINGS) PLAN

i

Article VI	MISCELLANEOUS	8
6.1	Assignment	8
6.2	Amendment and Termination	8
6.3	No Guarantee of Employment	8
6.4	Construction	8

ii

MIRANT SERVICES

SUPPLEMENTAL BENEFIT (SAVINGS) PLAN

ARTICLE I

PURPOSE AND ADOPTION OF PLAN

1.1 Adoption: The Mirant Services Supplemental Benefit Plan is hereby amended and restated effective as of January 1, 2009 as two separate plans — The Mirant Services Supplemental Benefit (Pension) Plan and the Mirant Services Supplemental Benefit (Savings) Plan. This Plan is a continuation of the defined contribution portion of the Mirant Services Supplemental Benefit Plan which was originally adopted effective January 1, 2001. The Mirant Services Supplemental Benefit (Pension) Plan is a continuation of the defined benefit portion of such plan.

1.2 Purpose: The Plan is designed to provide certain retirement and other deferred compensation benefits primarily for a select group of management or highly compensated employees which (1) are not otherwise payable or cannot otherwise be provided under the Savings Plan as a result of the limitations set forth under Sections 401(a)(17) or 415 of the Code and (2) compensate for lost benefits resulting from participation in the Deferred Compensation Plans. The Plan shall be an unfunded deferred compensation arrangement whose benefits shall be paid solely from the general assets of the Employing Companies.

1.3 Transferred Accounts.

(a) Funds representing the amounts in each Participant’s “Supplemental Benefit Account” (as such term is defined in the Southern Company Energy Marketing Executive Deferred Compensation and Supplemental Benefit Plan (the “SCEM Plan”)) under the SCEM Plan, as determined on the Effective Date of this Plan, were transferred to the Company’s general assets and are recorded as a bookkeeping account for such Participant under the Plan (the “SCEM Accounts”). No further contributions shall be made to the SCEM Accounts, which shall receive interest at the prime rate as published in the Wall Street Journal, compounded daily. Payments shall be made from the SCEM Accounts at the same time and in the same manner as a Participant’s Account under the Plan.

(b) Funds representing the amounts in each Employee’s “Account” (as such term is defined in the Southern Company Supplemental Benefit Plan (the “Southern Plan”)) under the Southern Plan, as determined on the Effective Date of the Plan, were transferred to the Company’s general assets. Such amounts are included in the respective Participant’s Account under the Plan and payable at the same time and in the same manner as the Participant’s Account under the Plan. With respect to an Employee whose Account under the Southern Plan was transferred to the Plan (the “Southern Account”), but who is not otherwise a Participant in the Plan, payment of the amounts in such Southern Account shall be made at the same time and in the same manner as if such Southern Account were an Account under the Plan.

ARTICLE II

DEFINITIONS

2.1 “Account” shall mean the total amount credited to the bookkeeping account of a Participant established by the Employing Company to reflect the interest of a Participant in the Plan resulting from a Participant’s Savings Benefit calculated in accordance with Section 5.1 and Section 1.3.

2.2 “Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant.

2.3 “Board” or “Board of Managers” shall mean the Board of Managers of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Committee” shall mean the committee as designated by the Board to be responsible for administering the Plan, and as referred to in Section 3.1 hereof.

2.6 “Company” shall mean Mirant Services, LLC, its successors and assigns.

2.7 “Deferred Compensation Plans” shall mean the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees and the Mirant Corporation Deferred Compensation Plan, as amended from time to time, and any successor to such plans.

2.8 “Effective Date” of this Plan shall mean January 1, 2009. The Mirant Services Supplemental Benefit Plan, as the predecessor to this Plan, was originally effective January 1, 2001.

2.9 “Employee” shall mean an employee of an Employing Company, not covered by a collective bargaining agreement between the Employing Company and a union or other employee representative.

2.10 “Employing Company” shall mean the Company, any United States subsidiary or affiliate of Mirant, or any other subsidiary or affiliate of Mirant, which the Board may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

2.11 “Mirant” shall mean Mirant Corporation (f/k/a Southern Energy, Inc.), its successors and assigns.

2.12 “Participant” shall mean an Employee or former Employee who is eligible and participates in the Plan pursuant to Sections 4.1 and 4.2.

2.13 “Plan” shall mean the Mirant Services Supplemental Benefit (Savings) Plan, as amended from time to time.

2.14 “Plan Year” shall mean the calendar year.

2.15 “Savings Benefit” shall mean the benefit described in Section 5.1.

2.16 “Savings Plan” shall mean the Mirant Services Employee Savings Plan, as amended from time to time.

2.17 “Trust” shall mean the Mirant Corporation Benefit Security Trust Agreement (adopted effective April 2, 2007).

Where the context requires, the definitions of all terms set forth in the Savings Plan and the Deferred Compensation Plans shall apply with equal force and effect for purposes of interpretation and administration of the Plan, unless said terms are otherwise specifically defined in the Plan. The masculine pronoun shall be construed to include the feminine pronoun and the singular shall include the plural, where the context so requires.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 Administrator. The general administration of the Plan shall be placed in the Committee. The Committee shall consist of the members of the Company’s Mirant Benefits Committee. Any member may resign or may be removed by the Board of Managers and new members may be appointed by the Board of Managers at such time or times as the Board of Managers in its discretion shall determine. The Committee shall be chaired by the Chairman of the Mirant Benefits Committee and may select a Secretary (who may, but need not, be a member of the Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.

3.2 Powers. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. It shall have the discretion to interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

3.3 Duties of the Committee.

(a) The Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Committee shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.

(b) The Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by persons designated by the Committee.

(c) The Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Employing Companies; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

3.4 Indemnification. The Employing Companies shall indemnify the Committee against any and all claims, losses, damages, expenses and liability arising from an action or failure to act, except when the same is finally judicially determined to be due to gross negligence or willful misconduct. The Employing Companies may purchase at their own expense sufficient liability insurance for the Committee to cover any and all claims, losses, damages and expenses arising from any action or failure to act in connection with the execution of the duties as Committee. No member of the Committee who is also an Employee shall receive any compensation from the Plan for his services in administering the Plan.

ARTICLE IV

ELIGIBILITY

4.1 Eligibility Requirements. Each Employee who is determined eligible to participate in accordance with Section 4.2 shall be eligible to receive benefits under the Plan if: (a) contributions for such Employee by the Employing Company to the Savings Plan (other than Elective Employer Contributions, as defined in the Savings Plan) are limited by the limitations set forth in Sections 401(a)(17) or 415 of the Code, (b) such Employee makes deferrals under the Deferred Compensation Plans, or (c) such Employee is a nonresident alien with no U.S.-source income who is excluded from participating in the Savings Plan.

4.2 Determination of Eligibility. The Committee shall determine which Employees are eligible to participate. Upon becoming a Participant, an Employee shall be deemed to have assented to the Plan and to any amendments hereafter adopted. The Committee shall be authorized to rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE V

BENEFITS

5.1 Savings Benefit.

(a) A Participant shall be entitled to a Savings Benefit which shall equal such Participant’s vested Account balance, as determined under this Section 5.1. An Account shall be established for the Participant as of his initial Plan Year of participation in the Plan. Each Plan Year, such Account shall be credited with an amount equal to the amount that the Employing Company is prohibited from contributing to the Savings Plan on behalf of the Participant who is actually adversely affected by the limitations imposed by Sections 401(a)(17) and 415(c) of the Code or, in the case of a nonresident alien with no U.S.-source income who is excluded from participating in the Savings Plan, an amount equal to the sum of the Fixed Profit Sharing Contribution, the Discretionary Profit Sharing Contribution and the Employer Matching Contribution (all as defined in the Savings Plan) the Employee would have received under the Savings Plan for the Plan Year if he had participated in the Savings Plan and contributed the maximum amount of matched Elective Employer Contributions (as defined in the Savings Plan) to the Savings Plan during such Plan Year. A Participant shall vest in the Account subject to the same vesting rules as apply under the Savings Plan, including without limitation, vesting as a result of a downsizing or the sale of the location at which the Participant works.

(b) For purposes of this Section 5.1, the Savings Benefit of a Participant shall be calculated based on the Participant’s compensation that would have been considered in calculating allocations to his accounts under the Savings Plan, without regard to the limitations of Section 401(a)(17) of the Code, including any portion of his compensation he may have elected to defer under the Deferred Compensation Plans.

(c) All amounts credited to the Account of the Participant shall be credited with deemed interest at the prime rate as published in the Wall Street Journal, compounded daily.

(d) As soon as practicable following the first day of his eligibility to have benefits credited to his Account and within the time periods prescribed by Section 409A of the Code for an initial election, a Participant shall designate in writing on a form to be prescribed by the Committee the method of payment of his Account, which shall be the payment of a single lump sum or a series of annual installments not to exceed ten (10); provided, however, that if a Participant fails to designate the form of payment, such Participant shall be deemed to have designated a single lump sum payment during such time period. The method of distribution designated by a Participant shall be irrevocable and shall govern the distribution of a Participant’s Account under Section 5.2(b).

5.2 Distribution of Benefits.

(a) When a Participant has a separation from service within the meaning of Section 409A of the Code, such Participant shall be entitled to receive such Participant’s Savings Benefit in a single lump sum cash distribution or annual cash installments not to exceed ten (10) in accordance with such Participant’s payment designation. The Participant’s Account shall be valued as of the last business day of the month in which the Participant has a separation from service; provided, however, if the Participant separates from service within five (5) business days prior to the last day of such month, the Participant’s Account may be valued as of the last business day of the following month. If the value of a Participant’s Account will be paid in a single lump sum cash distribution, such distribution shall be paid within 60 days following the valuation date provided, however, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), the value of his Account shall be payable on the date which is six months and one day after such separation from service, or if earlier, on the date of the Participant’s death, and his Account shall be valued as of the last business day of the month preceding such payment.

(b) If the value of a Participant’s Account will be paid in annual cash installment payments, then such Account shall be valued as of the last business day of the month in which the Participant has a separation from service; provided, however, if the Participant separates from service within five (5) business days prior to the last day of such month, the Participant’s Account may be valued as of the last business day of the following month, and the first installment payment shall be payable as soon as administratively practicable following the valuation date, however, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), his first annual installment payment shall be payable on the date which is six months and one day after such separation from service, or if earlier, on the date of the Participant’s death. The second annual installment payment shall be payable during the January that immediately follows the initial valuation date and each subsequent installment shall be made during the subsequent January. For purposes of calculating the amount of each subsequent annual installment payment, the Participant’s Account shall be valued as of the last business day of the month before such annual installment payment is to be made. Each subsequent annual installment payment shall be an amount equal to the balance in the Participant’s Account as of the valuation date, divided by the number of the remaining annual payments.

(c) Upon the death of a Participant, or a former Participant prior to the payment of the full value of said Participant’s Account, the unpaid balance shall be paid in a lump sum to the designated Beneficiary of a Participant or former Participant within 60 days following the Participant’s death. The Beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior Beneficiary. In the event a Beneficiary designation is not on file or the designated Beneficiary is deceased or cannot be located, payment will be made to the person or persons in the first of the following classes of successive preference, if then living:

(1)	the Participant’s spouse on the date of his death;

(2)	the Participant’s children, equally;

(3)	the Participant’s parents, equally;

(4)	the Participant’s brothers and sisters, equally; or

(5)	the Participant’s executors or administrators.

Payment to such one or more persons shall completely discharge the Plan with respect to the amount so paid.

(d) Notwithstanding the foregoing provisions of this Section 5.2, if, on the date of any scheduled annual installment payment, the total value of a Participant’s Account does not exceed $15,000, said Participant shall receive the value of his Account in a single lump sum distribution, provided such distribution will liquidate the Participant’s entire interest in this Plan (and all other plans required to be aggregated with this Plan under Section 409A of the Code).

5.3 Funding of Benefits. Except as expressly limited under the terms of the Trust, the Employing Companies shall not reserve or otherwise set aside funds for the payment of their obligations under the Plan. In any event, such obligations shall be paid or deemed to be paid solely from the general assets of the Employing Companies. Participants shall only have the status of general, unsecured creditors of the Employing Companies. Notwithstanding that a Participant shall be entitled to receive the balance of his Account under the Plan, the assets from which such amount shall be paid shall at all times remain subject to the claims of the creditors of the Employing Company.

5.4 Withholding. There shall be deducted from payments and, if necessary, from the Participant’s Account under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the Participant or Beneficiary.

5.5 Recourse. In the event a Participant disputes the calculation of his Savings Benefit, or payment of amounts due under the terms of the Plan, the Participant has recourse against his Employing Company, Mirant, the Plan, and the Trust for payment of benefits to the extent the Trust so provides.

5.6 Compliance with Section 409A.

(a) The Committee intends for all payments under the Plan to comply with the requirements of Section 409A of the Code and the Plan shall, to the extent practical, be operated and administered to avoid adverse tax consequences under Section 409A of the Code.

(b) For the period beginning on January 1, 2005 and ending on December 31, 2008, the Plan has been administered in good faith compliance with the requirements of Section 409A of the Code in accordance with the applicable guidance from the Internal Revenue Service.

ARTICLE VI

MISCELLANEOUS

6.1 Assignment. Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to sell, assign, transfer or otherwise convey the right to receive the payment of any Savings Benefit due hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payment under the Plan shall be null and void and of no effect.

6.2 Amendment and Termination. The Plan may be amended or terminated at any time by the Board of Managers, provided that no amendment or termination shall cause a forfeiture or reduction in any benefits accrued as of the date of such amendment or termination. The Plan may also be amended by the Committee (a) if such amendment does not involve a substantial increase in cost to the Employing Companies, or (b) as may be necessary, proper, or desirable in order to comply with laws or regulations enacted or promulgated by any federal or state governmental authority. Any decision by the Board of Managers to terminate the Plan and distribute benefits upon termination shall be made after consideration by the Board of Managers of the need for the Company to make such distribution and any adverse tax consequences of such distribution under Section 409A of the Code.

6.3 No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between the Employing Company and a Participant, nor shall it limit the right of the Employing Companies to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship between the Employing Company and a Participant.

6.4 Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

IN WITNESS WHEREOF, this Plan has been executed by a duly authorized officer of Mirant Services, LLC, pursuant to resolutions of the Board of Managers of the Company, this 17th day of December, 2008, to be effective as provided herein.

MIRANT SERVICES, LLC

By:
Anne M. Cleary
SVP, Administration